Exhibit 99.1

Alpha Natural Resources and Foundation Coal Holdings

Announce Merger Plan; Will Create

One of America’s Largest Coal Producers

•	All-stock transaction valued at $2.0 billion

•	2008 pro forma revenues of $4.2 billion

•	One of the strongest balance sheets and credit profiles in the industry

ABINGDON, VA and LINTHICUM HEIGHTS, MD, May 12, 2009 – Alpha Natural Resources, Inc. (NYSE:ANR) and Foundation Coal Holdings, Inc. (NYSE:FCL) announced today that they have signed a definitive agreement under which the two companies will merge in an all-stock transaction, creating one of America’s foremost coal producers.

The combined company will be the third-largest coal producer in the U.S., with 2008 pro forma revenues of $4.2 billion. Alpha and Foundation together operate 59 coal mines and 14 preparation plants and in combination will have one of the most expansive geographic footprints in the industry, reserves of more than 2.3 billion tons of coal, and an attractive growth profile. The combined company’s scale of operations, diverse revenue stream, free cash flow generation capability and management depth will provide a platform to compete successfully in today’s market environment and capitalize on the projected future growth in coal demand.

Alpha is a leading Eastern coal producer and the nation’s largest supplier of metallurgical coal to the steel industry, operating 50 mines and 10 coal preparation plants in four states. Foundation is a diversified producer of thermal coal used by electric utilities, with 9 active mines, 4 preparation plants and coal reserves in Northern Appalachia, the Powder River Basin and Central Appalachia as well as reserves in the Illinois Basin.

The combined company would have an equity market capitalization of $3.5 billion and enterprise value of $4.0 billion as of today’s announcement.

Terms of the Transaction

Under the terms of the definitive merger agreement, Foundation stockholders will receive 1.084 shares of the new company for each share of Foundation, and each share of Alpha will automatically become one share of the combined company. Based on the closing price of Alpha on May 8, 2009, consideration received by Foundation stockholders was valued at $32.73 per share. This will result in Foundation stockholders owning approximately 41 percent and Alpha stockholders owning approximately 59 percent of the new company on a fully diluted basis.

The exchange ratio is calculated as a 37 percent premium over the 5-day average closing price of Foundation shares ending May 8, 2009, relative to the 5-day average closing price of Alpha shares during the same period.

Statements of the Merging Parties

“We’re creating a true U.S. leader in the energy sector with balance, size and scale,” said Michael Quillen, chairman and CEO of Alpha. “Combining our resources and experience puts us in an excellent position to compete in both domestic and international coal markets, using a diverse array of production sources and marketing channels. This merger is a compelling proposition for Alpha stockholders, who benefit from diversification in other coal-producing basins, from potential synergies that Foundation’s production sources may have with our coal blending and optimization business, and from combined reserve holdings nearly four times the size of what we hold today.”

Kevin Crutchfield, Alpha’s president, said, “It’s particularly gratifying to execute on our previously stated intention to pursue transformational growth opportunities. I could not be more pleased with our merger partner, and I look forward not only to bringing our two organizations together through a seamless integration process, but also to pursuing additional growth opportunities.”

James Roberts, chairman and CEO of Foundation, commented: “Today’s announcement is exciting and rewarding for our stockholders and our employees. Foundation stockholders not only receive a significant premium, but they also gain an opportunity to participate in the upside potential of a diversified company that possesses the scale and asset quality to successfully compete in today’s challenging market environment and on an expanded global stage. With one of the industry’s strongest balance sheets and credit profiles, our new company will be well situated to invest in our future growth, which presents additional prospects for our stockholders and our employees. We look forward to working with Alpha to realize the many anticipated benefits of this combination.”

Transaction Details

The all-stock transaction is valued at approximately $2.0 billion. The aggregate consideration comprises approximately 50 million new shares of the new company’s common stock and the assumption of approximately $530 million of Foundation net debt.

In connection with the transaction, Alpha will use cash on hand to repay its existing senior secured credit facility (consisting of a $375 million revolving credit facility, under which there were no borrowings as of March 31, 2009, and a term loan facility, under which there were $233 million in borrowings as of March 31, 2009), preserve its 2.375% convertible senior notes, and seek to upsize its $85 million accounts receivable securitization facility. Also in connection with the transaction, Foundation’s $298 million 7.25% senior notes and its senior secured credit facility (consisting of a $500 million revolving credit facility, under which there were no borrowings as of March 31, 2009, and a Term Loan A, under which there were $302 million in borrowings as of March 31, 2009) will remain outstanding. Alpha and Foundation have agreed to seek amendments to Foundation’s existing credit agreements and bond indentures; however, consummation of the merger is not conditioned on such amendments being obtained or subject to any other financing contingency.

The combined company will have one of the strongest balance sheets and credit profiles in the U.S. coal industry. Assuming the successful amendment of Foundation’s existing bank credit agreement, pro forma fiscal year 2008 leverage is expected to be 1.4 x earnings before interest, taxes, depreciation, depletion and amortization (EBITDA). Total liquidity (including cash, cash equivalents and undrawn capacity under the revolving credit facility and accounts receivable securitization facility) is expected to be approximately $750 million. The combined company expects to generate substantial free cash flow in 2009 and 2010, which will facilitate debt reduction and support future growth initiatives.

The combined company expects to realize approximately $45 million in annual revenue and cost savings through administrative, sales and operating synergies beginning in 2010.

The transaction, based on management’s current outlook for the pro forma company in 2010, is expected to be accretive to both adjusted diluted earnings per share and cash flow earnings per share in 2010.

Corporate Structure and Management

Upon completion of the merger, Michael Quillen, currently Alpha’s chairman and CEO, will become chairman of the combined company. Kevin Crutchfield, currently Alpha’s president, will become chief executive officer of the combined company, and Kurt Kost, Foundation’s president and chief operating officer, will become president of the combined company. Upon completion of the merger, James Roberts, Foundation’s chairman and CEO, will become a member of the combined company’s board of directors, which will consist of six directors from Alpha and four directors from Foundation.

The combined company will retain the Alpha name and will be headquartered in Abingdon, Va. The new company will continue to trade on the New York Stock Exchange under Alpha’s current ticker symbol ANR.

Approvals and Closing of the Transaction

The boards of directors of Alpha and Foundation have each unanimously approved the terms of the definitive merger agreement and have recommended that their stockholders approve the transaction. The merger is subject to the approval of each company’s stockholders and other customary closing conditions including regulatory approvals. The transaction is expected to be completed later this year.

Alpha is being advised by Citi and its legal counsel is Cleary Gottlieb Steen & Hamilton LLP. Foundation is being advised by Barclays Capital Inc. and its legal counsel is Skadden, Arps, Slate, Meagher & Flom LLP.

About Alpha

Alpha is a leading supplier of high-quality Appalachian coal to the steel industry, electric utilities and other industries. Approximately 88 percent of the company’s reserve base is high Btu coal and 83 percent is low sulfur, qualities that are valued by electric utilities that use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 50 mines supplying 10 coal preparation and blending plants. Alpha and its subsidiaries employ more than 3,600 people.

About Foundation

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer operating mines and associated processing and loading facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces approximately 70 million tons of coal annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, Md.

Webcast Information

Alpha and Foundation management will host a webcast for investors at 8:00 a.m. Eastern time, May 12, 2009, to discuss the details of the transaction. The webcast can be accessed at www.alphanr.com or www.foundationcoal.com. A replay of the conference call will be available approximately two hours after the conclusion of the call, through May 26, 2009. It can be accessed in the U.S. by dialing +1 (800) 642-1687 or +1 (706) 645-9291, passcode 99376710. International callers can access the replay by dialing +1 (706)
645-9291, passcode 99376710. The webcast will also be archived on the Alpha and Foundation websites.

ANRG

Investor and Media Contacts

Alpha

Investors

Ted Pile

Vice President, Communications and Corporate Affairs

Tel: 276-623-2920

Email: tpile@alphanr.com

Media

Stan Neve or Lauren Levin-Epstein

Brunswick Group

Tel: 212-333-3810

Foundation

Investors

Todd Allen

Vice President, Investor & Media Relations

Tel: 410-689-7632

Email: tallen@foundationcoal.com

Media

Rick Nida

Media Relations Manager

Tel: 410-689-7605

Email: rnida@foundationcoal.com

Forward-Looking Statements

Information set forth in this document contains forward-looking statements, which involve a number of risks and uncertainties. Alpha Natural Resources, Inc. (“Alpha”) and Foundation Coal Holdings, Inc. (“Foundation”) caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Alpha and Foundation, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Alpha or Foundation stockholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Alpha’s and Foundation’s filings with the SEC, which are available at the SEC’s web site http://www.sec.gov. Alpha and Foundation disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Additional Information About this Transaction

In connection with the proposed merger, Foundation will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement of Alpha and Foundation that also constitutes a prospectus of Foundation. Alpha and Foundation will mail the joint proxy statement/prospectus to their respective stockholders. Investors and security holders are urged to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain a free copy of the joint proxy statement/prospectus (when available) and other related documents filed by Alpha and Foundation with the SEC at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing Alpha’s website at www.alphanr.com under the heading “Investor Relations” and then under the heading “SEC Filings” or by accessing Foundation’s website at www.foundationcoal.com under the tab “Investors” and then under the heading “Financial Information and SEC Filings”.

Participants in this Transaction

Alpha, Foundation and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about Alpha’s executive officers and directors in Alpha’s definitive proxy statement filed with the SEC on April 3, 2009. You can find information about Foundation’s executive officers and directors in their definitive proxy statement filed with the SEC on April 3, 2009. You can obtain free copies of these documents from the Alpha or Foundation using the contact information above.